Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Fold, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Fold, Inc. (the “Company”) as of December 31, 2024 and 2023 the related statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2024

New York, NY
March 28, 2025

Fold, Inc.

Balance Sheets

	December 31,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$18,330,359	$1,491,544
Accounts receivable, net	451,455	624,903
Inventories	262,813	129,194
Digital assets - rewards treasury	8,569,651	5,333,384
Prepaid expenses and other current assets	687,100	510,151
Total current assets	28,301,378	8,089,176
Digital assets - investment treasury	93,568,700	82,631
Capitalized software development costs, net	1,000,065	553,766
Deferred transaction costs	2,784,893	-
Total assets	$125,655,036	$8,725,573

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$1,113,552	$185,423
Accrued expenses and other current liabilities	71,858	25,942
Customer rewards liability	8,569,651	5,333,384
Convertible note, net	11,752,905	-
Deferred revenue	387,776	446,683
Total current liabilities	21,895,742	5,991,432
Deferred revenue, long-term	487,690	565,327
Simple Agreements for Future Equity (“SAFEs”)	171,080,533	10,601,545
Total liabilities	193,463,965	17,158,304
Commitments and contingencies (Note 12)
Stockholders’ deficit
Preferred stock, $0.0001 par value; 12,364,815 shares authorized, issued, and outstanding at December 31, 2024 and 2023	1,237	1,237
Common stock, $0.0001 par value; 44,956,522 shares authorized as of December 31, 2024, 7,072,300 shares issued and outstanding at December 31, 2024 and 2023	707	707
Additional paid-in-capital	33,537,649	27,825,061
Accumulated deficit	(101,348,522)	(36,259,736)
Total stockholders’ deficit	(67,808,929)	(8,432,731)
Total liabilities and stockholders’ deficit	$125,655,036	$8,725,573

Fold, Inc.

Statements of Operations

	Year Ended December 31,
	2024	2023
Revenues, net	$23,753,148	$21,534,032

Operating expenses
Banking and payment costs	22,472,378	20,999,385
Custody and trading costs	228,080	169,698
Compensation and benefits	3,225,179	3,713,196
Marketing expenses	493,900	436,920
Professional fees	1,855,131	421,218
Amortization expense	292,266	380,052
Loss on customer rewards liability	5,219,775	4,283,795
Gain on digital assets - rewards treasury	(5,633,042)	(4,236,593)
Other selling, general and administrative expenses	1,413,402	1,285,053
Total operating expenses	29,567,069	27,452,724
Operating loss	(5,813,921)	(5,918,692)

Other income (expense)
Gain on digital assets - investment treasury	29,247,576	-
Change in fair value of SAFEs	(88,372,854)	(1,374,005)
Interest expense	(234,035)	-
Other income	91,848	129,940
Other expense, net	(59,267,465)	(1,244,065)

Net loss before income taxes	(65,081,386)	(7,162,757)
Income tax expense	7,400	10,242
Net loss	$(65,088,786)	$(7,172,999)

Net loss per share attributable to common stockholders:
Basic and diluted	$(9.20)	$(1.01)
Weighted average common shares outstanding:
Basic and diluted	7,072,300	7,072,300

The accompanying notes are an integral part of these financial statements.

Fold, Inc.

Statements of Changes in Stockholders’ Deficit

	Convertible				Additional
	Preferred Stock		Common Stock		Paid-In-	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at January 1, 2023	12,364,815	$1,237	7,072,300	$707	$27,816,728	$(29,086,737)	$(1,268,065)
Net loss	-	-	-	-	-	(7,172,999)	(7,172,999)
Share-based compensation expense	-	-	-	-	8,333	-	8,333
Balance at December 31, 2023	12,364,815	$1,237	7,072,300	$707	$27,825,061	$(36,259,736)	$(8,432,731)
Net loss	-	-	-	-	-	(65,088,786)	(65,088,786)
Issuance of warrants	-	-	-	-	5,712,588	-	5,712,588
Balance at December 31, 2024	12,364,815	$1,237	7,072,300	$707	$33,537,649	$(101,348,522)	$(67,808,929)

The accompanying notes are an integral part of these financial statements.

Fold, Inc.

Statements of Cash Flows

	Year Ended December 31,
	2024	2023
Cash flows from operating activities
Net loss	$(65,088,786)	$(7,172,999)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of capitalized software development costs	292,266	229,094
Amortization of debt discount	187,368	-
Loss on customer rewards liability	5,219,775	4,283,795
Gain on digital assets - rewards treasury	(5,633,042)	(4,236,593)
Gain on digital assets - investment treasury	(29,247,576)	-
Change in fair value of SAFEs	88,372,854	1,374,005
Share-based compensation expense	-	8,333
Increase (decrease) in cash resulting from changes in:
Accounts receivable, net	173,448	1,021,972
Inventories	(133,619)	221,645
Prepaid expenses and other current assets	(176,949)	640,437
Accounts payable	753,335	(116,720)
Accrued expenses and other current liabilities	137,482	(48,637)
Customer rewards liability	1,965,037	3,452,654
Deferred revenue	(136,544)	(301,656)
Net cash used in operating activities	(3,314,951)	(644,670)

Cash flows from investing activities
Purchases of digital assets	(1,880,563)	(3,405,223)
Proceeds from sales of digital assets	104,868	-
Payments for capitalized software development costs	(738,565)	(311,334)
Net cash used in investing activities	(2,514,260)	(3,716,557)

Cash flows from financing activities
Proceeds from issuance of SAFEs	8,000,000	500,000
Proceeds from issuance of convertible note and warrants, net	18,925,000	-
Payments of convertible note issuance costs	(1,646,875)	-
Payments of deferred IPO costs	(2,610,099)	-
Net cash provided by financing activities	22,668,026	500,000

Net increase (decrease) in cash and cash equivalents	16,838,815	(3,861,227)
Cash and cash equivalents, beginning of year	1,491,544	5,352,771
Cash and cash equivalents, end of year	$18,330,359	$1,491,544

Non-cash investing and financing activities
Distributions of digital assets to fulfill customer reward redemptions	$3,948,545	$5,412,727
Distributions of digital assets to satisfy other current liabilities	91,566	-
Proceeds from SAFE financings received in digital assets	64,106,134	-
Deferred IPO costs included in accounts payable	174,794	-
Supplemental disclosure of cash flow information
Cash paid during the period for income taxes	$3,110	$8,374

The accompanying notes are an integral part of these financial statements.

Fold, Inc.

Notes to Financial Statements

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Fold, Inc. (“Fold,” the “Company,” “we,” “our,” or “us”) is a bitcoin financial services company dedicated to expanding access to bitcoin through a comprehensive suite of consumer financial services. The Company was formed with the purpose of creating a modern financial services platform that allows customers to earn, accumulate, and utilize bitcoin in their everyday life. The Company offers consumers an FDIC insured checking account through Sutton Bank, a prepaid Visa debit card, bill payments, and an extensive catalog of merchant reward offers. The Company also offers various forms of bitcoin buying and selling with low-to-zero fees, instant withdrawals, and insured custody. By integrating bitcoin across traditional financial services, the Company acts as a key point of entry for consumers to engage with and integrate bitcoin into their everyday lives. The Company’s products and services are available in the United States through the Fold mobile app.

The Company was incorporated in the state of Delaware on August 20, 2019. The Company is a remote-first company and does not designate a physical headquarters.

On July 24, 2024, the Company entered into a definitive agreement (the “Merger Agreement”) with FTAC Emerald Acquisition Corp. (“FTAC Emerald”), a publicly-traded special purpose acquisition company, providing for a proposed business combination (the “Merger”). The registration statement for the Merger was declared effective by the SEC on January 23, 2025, the Merger was approved by FTAC’s shareholders on February 13, 2025, and the business combination was finalized on February 14, 2025. The combined company now operates under the name Fold Holdings, Inc., and its common stock and warrants trade on the Nasdaq under the ticker symbols “FLD” and “FLDDW,” respectively.

Liquidity and capital resources

As of December 31, 2024, the Company had cash and cash equivalents of $18.3 million and positive working capital of $6.4 million. The Company has a history of net operating losses, including net operating losses of $5.8 million for the year ended December 31, 2024. The Company has an accumulated deficit of $101.3 million, substantially due to the accumulation of fair value adjustments on the Company’s SAFEs totaling $91.5 million.

As of December 31, 2024, we held 700 bitcoin in our Investment Treasury that was restricted from use as operating capital. Upon conversion of the SAFEs on February 14, 2025, the restrictions for use of that bitcoin were removed. The value of that bitcoin on February 14, 2025 was $68.3 million. Our Investment Treasury is considered a long-term investment and we do not believe we will need to sell or engage in other transactions with respect to any of our Investment Treasury within the next twelve months to meet our working capital requirements, although we may from time to time sell or engage in other transactions with respect to our Investment Treasury as part of treasury management operations.

As of December 31, 2024, we held 92 bitcoin in our Rewards Treasury, which matched our existing customer rewards liability, which is denominated in bitcoin. The Company anticipates being able to cover the costs for future rewards via future revenues and operational capital on hand.

As of December 31, 2024, the Company had debt principal due of $20.0 million in the form of a convertible note. This note is convertible into common shares at a conversion price of $11.50 per share. The note is secured by Fold’s assets as collateral, including 300 of Fold’s proprietary bitcoin, and will mature three years after the closing of the Merger.

As of December 31, 2024, the Company recorded $171.1 million of liabilities related to SAFEs. For accounting purposes, outstanding SAFEs are classified as liabilities. However, Fold’s SAFEs were structured to be settled via the delivery of common and/or preferred shares upon execution of an equity financing or liquidity event. On February 14, 2025, upon finalization of the Merger Agreement with FTAC Emerald, all SAFE notes held by the Company converted into common shares.

Management expects that the Company’s existing cash and cash equivalents, accounts receivable, SAFE financings, and convertible notes proceeds received through December 31, 2024, and digital assets held will be sufficient to enable the Company to fund its anticipated level of operations through one year from the date these financial statements are available to be issued.

Fold, Inc.

Notes to Financial Statements

There is limited historical financial information about the Company upon which to base an evaluation of its performance. The business is subject to risks inherent in the establishment of an emerging growth enterprise, including limited capital resources, possible delays in product development, and possible cost overruns due to price and cost increases in services. The Company may require additional capital to pursue certain business opportunities or respond to technological advancements, competitive dynamics or technologies, customer demands, challenges, or unforeseen circumstances. Additionally, the Company has incurred significant costs related to the Merger with Emerald and becoming a public company.

We may continue to pursue additional capital via various capital instruments in the future, however, such funding may not be available on terms acceptable to us or at all. Although management believes that such capital sources will continue to be available, there can be no assurances that financing will be available to the Company when needed, or if available, on terms acceptable to the Company. If the Company is unable to obtain adequate financing on terms that are satisfactory to the Company, when the Company requires it, the Company’s ability to continue to grow or support the business and to respond to business challenges could be significantly limited, which may adversely affect the Company’s business plan.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and include the accounts of the Company.

Change in accounting principle

On March 31, 2022, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 121 (“SAB 121”), which represented a significant change regarding how a company safeguarding crypto assets held for its platform users reports such crypto assets on its balance sheet and required retrospective application as of January 1, 2022. On January 30, 2025, the SEC issued SAB No. 122 (“SAB 122”), which rescinds previously-issued interpretative guidance with respect to accounting for obligations to safeguard digital assets that an entity holds for its customers. SAB 122 directs an entity to apply Accounting Standards Codification (“ASC”) 450-20, Loss Contingencies to determine whether an entity has a liability related to risk of loss from an obligation to safeguard digital assets for customers. The Company has early adopted SAB 122 as of December 31, 2024 on a retrospective basis. As a result of the adoption of SAB 122, the Company has derecognized the Safeguarding customer digital assets and liabilities previously recognized in the financial statements.

In accordance with GAAP, the periods presented have been retrospectively adjusted to reflect this change, with no impact on revenue, operating income, net income, earnings per share, or any other components of equity or net assets. The following table shows the changes in presentation in the balance sheets upon the Company’s change in accounting principle to reflect the derecognition of Safeguarding customer digital assets and liabilities:

	As of December 31, 2023
	As Previously Reported	Adjustment	As Adjusted
Safeguarding customer digital assets	$1,229,467	$(1,229,467)	$-
Safeguarding customer digital liabilities	1,229,467	(1,229,467)	-

Use of estimates

The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses, as well as related disclosure of contingent assets and liabilities. The Company bases its estimates on historical experience and on assumptions that the Company believes are reasonable; however, actual results could significantly differ from those estimates. The Company evaluates these estimates on an ongoing basis.

Estimates, judgments, and assumptions in these financial statements include, but are not limited to, those related to the determination of the recognition, measurement, and valuation of current and deferred income taxes; the fair value of performance stock-based awards issued; the useful lives and impairment assessment of long-lived assets; allowance for credit losses; the fair value of customer reward liability derivative instruments; the fair value of Simple Agreements for Future Equity (“SAFEs”); the relative fair value of the convertible note and warrants issued; and loss contingency identification and valuation, including assessing the likelihood of adverse outcomes from positions, claims, and disputes, recoveries of losses recorded, and associated timing.

Fold, Inc.

Notes to Financial Statements

Segment information

We have one operating and reportable segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), who is our CEO, in deciding how to allocate resources and assessing performance. During the years ended December 31, 2024 and 2023, all operations were within the United States. The CODM allocates resources and assesses performance based upon financial information at the entity-wide level. Since the CODM makes operating decisions and allocates resources on an entity-wide basis, Fold operates as one operating segment and one reportable segment.

The primary financial measure used by the CODM to evaluate performance is operating income (loss) as shown on the statements of operations. Segment expenses and other segment items are provided to the CODM on the same basis as disclosed in the statements of operations.

The CODM does not evaluate performance or allocate resources based on segment assets, and therefore such information is not presented in the notes to the financial statements.

Fair value measurements

We account for our financial assets and liabilities that are recognized and/or disclosed at fair value on a recurring basis in accordance with Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market in which we would transact, and we consider assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable and proscribes the following fair value hierarchy in determining fair values:

●	Level 1 - Quoted prices for identical assets or liabilities in active markets.

●	Level 2 - Inputs other than quoted prices within Level 1 that are observable either directly or indirectly, including quoted prices in active markets for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data such as interest rates or yield curves.

●	Level 3 - Unobservable inputs reflecting our view about the assumptions that market participants would use in measuring the fair value of the assets or liabilities.

Cash and cash equivalents

The Company consider all short-term, highly liquid investments with maturities from the purchase date of three months or less to be cash equivalents. Cash and cash equivalents were $18.3 million and $1.5 million as of December 31, 2024 and 2023, respectively.

Accounts receivable, net and current expected credit losses

Accounts receivable consist of balances due from customers and are reported net of allowance for credit loss, which represents their estimated fair value. These receivables are generally trade receivables due in one year or less or expected to be billed and collected in one year. The Company estimates credit losses on trade receivables in accordance with ASC 326, Financial Instruments - Credit Losses. The Company recognizes allowance for credit losses on a collective (pool) basis when similar characteristics exist. The estimate for the allowance for credit losses is based on a historical loss rate for each pool. Management considers qualitative factors such as changes in economic factors, regulatory matters, and industry trends to determine if the allowance needs to be adjusted. Our average collection cycle is less than thirty days, and we have no history of material credit losses. Provisions for allowances for credit losses will be recorded in other selling, general and administrative expenses. We did not record an allowance for expected credit losses as of December 31, 2024 or 2023.

Fold, Inc.

Notes to Financial Statements

Concentration of credit risk

We did not have any counterparties with transactions or balances comprising more than 10% of revenues or accounts receivable, net as of and for the years ended December 31, 2024 or 2023.

The Company’s cash and cash equivalents, digital assets held, and accounts receivable are potentially subject to concentration of credit risk. The Company invests cash and cash equivalents primarily in highly liquid, highly rated money-market instruments which are not fully insured. The Company may also have corporate deposit balances with financial institutions which exceed the Federal Deposit Insurance Corporation insurance limit of $250,000. The Company has not experienced losses on these accounts and does not believe it is exposed to any significant credit risk with respect to these accounts. The Company also holds all digital assets at qualified custodians or via secure multi-signature cold storage vaults and performs a regular assessment of these venues as part of its risk management process.

Inventories

Our inventories consist of prepaid merchant offers for sale to our customers and physical debit cards to ship to consumers that participate in our debit card product. Inventory is stated at the lower of cost on a first-in, first-out basis or net realizable value. Inventory that is obsolete or in excess of forecasted usage is written down to its net realizable value based on the estimated selling prices in the ordinary course of business. Control of the Company’s inventory is generally transferred to customers within a short period of time from purchase, and therefore the Company has not recognized inventory obsolescence expense during the years ended December 31, 2024 or 2023.

Digital assets

The Company holds digital assets, comprised solely of bitcoin, for two purposes:

(1)	to fulfill rewards to customers in accordance with the terms and conditions of Fold’s user agreements (“Rewards Treasury”); and

(2)	as a treasury asset with the intention to hold as a long-term investment (“Investment Treasury”).

The Company accounts for digital assets as indefinite-lived intangible assets in accordance with ASC 350-60, Intangibles - Goodwill and Other – Crypto Assets. Under this guidance, digital assets are initially measured at cost and subsequently remeasured at fair value, with gains or losses on remeasurement included in gain (loss) within the accompanying statements of operations. Fair value is measured using the quoted price of bitcoin per the principal market for the related digital assets at the time fair value is being measured.

The Company has determined that the gains or losses on digital assets held for the purposes of satisfying its customer rewards are related to its core operations, and therefore classifies gains and losses on the remeasurement of bitcoin held for that purpose as operating income or expense in its statements of operations. The Company has separately determined that gains or losses on digital assets held as a long-term investment are not related to its core operations, and therefore classifies all gains and losses on the remeasurement of these digital assets as a non-operating income or expense in its financial statements.

The Company assigns costs to digital assets on a first-in, first-out basis. Digital assets are classified as current in the Company’s accompanying balance sheets to the extent they are being held to fulfill customer reward redemptions as that is the amount that we reasonably expect to liquidate within a one-year period. The excess of our digital assets held over the customer reward liability is classified as a long-term asset held for investment.

Fold, Inc.

Notes to Financial Statements

Safeguarding customer digital assets and liabilities

We provide custody services on behalf of our customers through unrelated third-party service providers, who are qualified custodians. We do not own digital assets held in a custodial capacity on behalf of our customers. We maintain internal record keeping of those assets and are obligated to safeguard the assets. We do not hold the cryptographic key information on behalf of our customers. The qualified custodians used by Fold hold our customer cryptographic key information.

On January 30, 2025, the SEC issued SAB 122, which rescinds SAB 121 and the obligation to record a safeguarding asset and liability for digital assets that an entity custodies on behalf of its customers. SAB 122 provides the SEC staff’s view that it would instead be appropriate for an entity that has an obligation to safeguard digital assets (such as bitcoin) to determine whether to recognize a liability related to the risk of loss under such an obligation, and if so, the measurement of such a liability, by applying the recognition and measurement requirements for liabilities arising from contingencies in FASB Subtopic 450-20. Entities are permitted to early adopt SAB 122 in any interim or annual financial statement period included in filings with the SEC on or after January 30, 2025. Adoption is required on a fully retrospective basis in annual periods beginning on or after December 15, 2024. The Company early adopted SAB 122 as of December 31, 2024.

For further detail on our safeguarding customer digital assets and liabilities, refer to the Change in accounting principle above and Note 15.

Capitalized software development costs, net

The Company capitalizes significant costs incurred in the acquisition or development of the internal software for use in the Company’s various service offerings. The Company incurs costs in developing software inclusive of direct external costs and internal payroll costs. Internal payroll costs typically include salaries and wages. Capitalized software costs are stated at cost net of accumulated amortization. Amortization is provided utilizing the straight-line method over the estimated useful life of the software, which is three years. Costs incurred in the preliminary and post-implementation phases of the Company’s internal use software are expensed as incurred.

Capitalized software development costs consisted of the following:

	December 31, 2024	December 31, 2023
Capitalized software, gross carrying amount	$1,486,228	$747,663
Less: accumulated amortization	(486,163)	(193,897)
Capitalized software, net carrying value	$1,000,065	$553,766

The gross carrying amount of internally developed software costs that had been capitalized but not placed into service is as follows:

	December 31, 2024	December 31, 2023
Capitalized software not placed into service	$348,058	$204,370

During the years ended December 31, 2024 and 2023, the Company recorded amortization expense on capitalized software development costs placed in service in the amount of $0.3 million and $0.4 million, respectively. During the year ended December 31, 2023, amortization expense included the write-off of capitalized software development costs of $0.2 million related to the abandonment of the associated projects. The Company did not write-off any abandoned capitalized software development costs during the year ended December 31, 2024.

Impairment of long-lived assets

Management reviews capitalized software development costs for impairment in accordance with ASC 360, Property, Plant, and Equipment. In assessing our capitalized software development costs for impairment, we first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test. In the qualitative assessment, we may consider factors such as economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Should we conclude that it is more likely than not that the recorded long-lived asset amounts have been impaired, we would perform the impairment test. An impairment loss is recognized in earnings if the estimated fair value of a capitalized software development costs is less than the carrying amount of that asset. Significant judgment is applied when capitalized software development cost assets are assessed for impairment.

Other than noted above, there were no factors identified that triggered an impairment review for the years ended December 31, 2024 and 2023.

Fold, Inc.

Notes to Financial Statements

Deferred transaction costs asset

The Company capitalized certain legal, professional accounting, and other third-party fees that are directly associated with the Merger as deferred transaction costs until the transaction is consummated. After consummation of the Merger, these costs are recorded as a reduction of the proceeds from the transaction in stockholders’ equity as a reduction of additional paid-in capital.

Customer rewards liability

The Company offers certain rewards to its users through the Fold Rewards Program. This program allows the Company’s users to earn promotional credits denominated in bitcoin by engaging in various actions, either by engaging in qualifying spend transactions (the “Revenue Rewards”) or performing certain actions designated by the Company as primarily for marketing, growth, and retention purposes (the “Marketing Rewards”). Revenue Rewards are defined as those that are earned in direct relation to a qualifying spend transaction such as spending on the Fold Card, purchasing bitcoin, purchasing merchant offers, etc. Marketing Rewards are defined as those that are earned for behaviors unrelated to qualifying spend transactions such as sign-up bonuses, referral bonuses, spinning the daily spin wheel, etc. For accounting purposes, any reward that derives from a transaction where Fold receives revenue constitutes a Revenue Reward, whereas all other rewards constitute Marketing Rewards.

Revenue Rewards are considered “earned” at the time of the qualifying spend transaction. Revenue Rewards are immediately available for redemption by the user, except for those related to Fold Card transactions which cannot be redeemed until after a 30-day settlement period. Marketing Rewards are earned and available for redemption immediately upon the performance of a qualifying action by the user. To redeem available rewards, a user may request a withdrawal to a personal bitcoin wallet. Withdrawals can be made either to an external bitcoin wallet or to a user’s bitcoin wallet at the qualified custodians used by Fold.

The Company accrues both Revenue Rewards and Marketing Rewards, (collectively, the “Rewards”) within ‘Customer rewards liability’ in our accompanying balance sheets at the time the Reward is earned, with the corresponding impact on our statements of operations dependent on the type of Reward. Revenue Rewards are recorded as a reduction in the transaction price of the related revenue earned - see Revenue recognition below. Marketing Rewards are recorded as a marketing expense within operating expenses. The liability is initially recorded at the fair value of the bitcoin earned upon the action by the user and subsequently marked to fair value until redeemed or reversed, with gains and losses on this liability recorded within ‘Gain (loss) on customer rewards liability’ in our accompanying statements of operations. The liability is derecognized when the Reward is redeemed by the user and delivered to the user’s bitcoin wallet.

Per the terms and conditions of the Fold Rewards Program, Rewards are subject to adjustment for chargebacks, returns, refunds, or other circumstances. In addition, Rewards are subject to expiry if users fail to maintain an active account for more than twelve consecutive months. The Company estimates the amount of Rewards that will expire based on historical data, current user trends, and other factors and records those estimated amounts in the period those Rewards were earned. These accruals are accounted for as an adjustment to the transaction price of the original revenue transaction if the expiration relates to Revenue Rewards, or as contra-expense within marketing expense if the expiration relates to Marketing Rewards.

Derivatives

As our customer rewards liability results in an obligation to deliver a fixed amount of digital assets in the future, the Company has determined that it meets the definition of a derivative and marks it to fair value each period as discussed above. The Company has not designated this derivative instrument as a hedging instrument. As of December 31, 2024 and 2023, the notional amount of the customer rewards liability outstanding was 92 and 126 bitcoin, respectively, and the derivative instrument was valued at $8.6 million and $5.3 million, respectively, within ‘Customer rewards liability’ on our accompanying balance sheets. For the years ended December 31, 2024 and 2023, the Company recorded a loss of $5.2 million and a loss of $4.3 million, respectively, on the remeasurement of this liability. For more detail on the fair value measurement of this derivative instrument, refer to Note 14.

Fold, Inc.

Notes to Financial Statements

Preferred stock

The Company’s preferred shares are assessed at issuance for classification as liability or equity and embedded features requiring bifurcation. The Company presents outside of permanent equity any preferred stock which (i) the Company undertakes to redeem at a fixed or determinable price on the fixed or determinable date or dates, whether by operation of a sinking fund or otherwise; (ii) is redeemable at the option of the holders; or (iii) has conditions for redemption that are not solely within the control of the issuer and for which all of the holders of equally and more subordinated equity instruments of the Company would not always be entitled to also receive the same form of consideration (for example, cash or shares) upon the occurrence of the event that gives rise to the redemption.

Simple Agreements for Future Equity (“SAFEs”)

The Company has issued certain SAFEs that grant investors rights to participate in a future equity financing. These SAFE notes are agreements that provide investors with rights to acquire certain shares upon execution of an Equity Financing or Liquidity Event. An Equity Financing is defined within these agreements as a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Stock at a fixed valuation, including but not limited to, a pre-money or post-money valuation. A Liquidity Event is defined within these agreements as Change of Control, a Direct Listing or an Initial Public Offering. The number of shares deliverable upon an Equity Financing or Liquidity Event is determined based on the specific terms of the SAFE notes.

The Company’s SAFEs are recorded as a liability in the accompanying balance sheets and the Company records subsequent remeasurements in “Changes in fair value of SAFEs” in the statements of operations. In determining that these SAFE notes represent a liability, the Company’s accounting analysis considered the guidance in ASC 480 to distinguish liabilities from equity.

The SAFE notes are not a legal form share or a legal form debt instrument, as they do not have a stated maturity, stated coupon rate, or typical creditor rights, but are instead contracts that require Fold to settle the instrument by issuing a variable number of its equity shares. Although the number of shares will be variable, the Investor will receive a fixed monetary value equal to the fixed contract price. Because at inception the final settlement amount that Fold is obligated to deliver represents a fixed monetary amount (regardless of the share price determined at delivery), the Company determined that these SAFEs should be classified as liabilities pursuant to ASC 480-10-25-14(a).

Issuance costs related to the SAFEs are expensed in the period incurred. Refer to Note 8 for further information on the Company’s issued SAFEs as of December 31, 2024 and 2023.

On February 14, 2025, upon finalization of the Merger Agreement with FTAC Emerald, all SAFE notes held by the Company converted into common shares.

Convertible note, net and warrants

In December 2024, the Company entered into a Securities Purchase Agreement (the “SPA”) with an institutional investor (the “Investor”) for the sale of Senior Secured Convertible Notes which are convertible into shares of the Company’s common stock.

The Company has accounted for the December 2024 Initial Investor Note and the Investor Warrants using the relative fair value allocation method on the date of issuance. Further, the Company concluded that the Investor’s right to acquire the Additional Investor Note is separately exercisable from the December 2024 Initial Investor Note and the Investor Warrants. Refer to Note 9 for further information.

Fold, Inc.

Notes to Financial Statements

The Company’s debt instruments contain a host liability, freestanding warrants, and an embedded conversion feature. The Company uses the guidance under FASB ASC Topic 815 Derivatives and Hedging (“ASC 815”) to determine if the embedded conversion feature must be bifurcated and separately accounted for as a derivative under ASC 815. It also determines whether any embedded conversion features requiring bifurcation and/or freestanding warrants qualify for any scope exceptions contained within ASC 815. Generally, contracts issued or held by a reporting entity that are both (i) indexed to its own stock, and (ii) classified in shareholders equity, would not be considered a derivative for the purposes of applying ASC 815. Any embedded conversion features and/or freestanding warrants that do not meet the scope exception noted above are classified as derivative liabilities, initially measured at fair value, and remeasured at fair value each reporting period with change in fair value recognized in the consolidated statements of operations. Any embedded conversion features and/or freestanding warrants that meet the scope exception under ASC 815 are initially recorded at their relative fair value in paid-in-capital and are not remeasured at fair value in future periods.

The host debt instrument is initially recorded at its relative fair value in current liabilities. The host debt instrument is accounted for in accordance with guidance applicable to non-convertible debt under FASB ASC Topic 470 Debt (“ASC 470”) and is accreted to its face value over the term of the debt with accretion expense and periodic interest expense recorded in the consolidated statements of operations.

Issuance costs are allocated to each instrument in the same proportion as the proceeds that are allocated to each instrument. Issuance costs allocated to the debt hosted instrument are netted against the proceeds allocated to the debt host. Issuance costs allocated to freestanding warrants classified in equity are recorded in paid-in-capital.

Revenue recognition

The Company recognizes revenue from contracts with customers in accordance with the guidance in ASC 606, which involves the following steps:

●	Identification of the contract, or contracts, with the customer;

●	Identification of the performance obligations of the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of the revenue when, or as, the Company satisfies a performance obligation.

The Company’s primary revenue streams and related performance obligations are described below. See Note 3 for further details and disaggregation of amounts.

Banking and payments – subscriptions

Fold offers a premium membership tier of our platform called “Fold+”, which requires an annual or monthly prepayment depending on the customer’s payment frequency selection. Our performance obligation for these revenues is the maintenance of a mobile application and financial payments platform for end users that are Fold+ subscribers. The Company satisfies its performance obligation and recognizes revenue for subscriptions ratably over the period of the subscription.

Banking and payments – debit card program

Qualified Fold customers may sign up for the Fold Card, which is a prepaid Visa debit card issued by Sutton Bank (“Sutton”). Through the Debit Card Program, Fold earns transaction-based revenues and various fee-based revenues. Fold earns a share of the total interchange fees charged on each debit card transaction. Interchange fees are set by Visa, dependent on the merchant and payment type, and charged as a percentage of the total sale. The Company has determined that the customer in these transactions is the end user of the Fold application that has accepted our terms and conditions and accepted the terms of our Cardholder Agreement.

Additionally, certain fees are charged to our cardholders depending on their membership tier or the nature of the transaction. These fees primarily include instant deposit and withdrawal fees, international transaction fees, and ATM fees. These fees are stated as either a percentage of each transaction or as a fixed dollar amount depending on the nature of the transaction.

The Company’s performance obligation for these revenues is the maintenance of a mobile application and financial payments platform consisting of a series of distinct elements that are substantially the same and have the same pattern of transfer over time. Although the issuance of a debit card, the processing of the funds flows of a transaction, and the collection of related fees are separate actions within the overall service offering, the combined service offering is greater than the sum of those component goods and services.

Fold, Inc.

Notes to Financial Statements

Under ASC 606-10-25-15, the processing of each transaction within this offering is a series of distinct goods or services provided over time that are substantially the same and have the same pattern of transfer to the customer. The Company’s promise to its customers is to act as the principal to perform an unknown or unspecified quantity of tasks, and the consideration received is contingent upon the customers’ use (i.e., volume of transactions processed); as such, the total transaction price is variable. However, the Company does not estimate variable consideration in these circumstances, as the transaction price is known, distinct, and complete at the time of transaction. In addition, the Company applies the right to invoice practical expedient to its debit card program revenues as each performance obligation is recognized over time and the amounts invoiced are reflective of the value transferred to the customer. This transaction price is reduced by the fair value of Revenue Rewards earned, as the Company has identified that Revenue Rewards represent non-revenue elements to be excluded from the transaction price. The Revenue Rewards meet the definition of an embedded derivative requiring bifurcation and measurement subject to the scope of Topics outside of ASC 606.

Banking and payments – Visa incentive

Fold entered into a US Participation Agreement (the “Visa Agreement”) with Visa U.S.A. Inc. (“Visa”) effective January 1, 2022, in which Visa paid the Company a signing bonus (“Visa Bonus”) to be earned over a period of four years. The Visa Bonus is earned ratably in direct proportion to transaction volumes over time.

Banking and payments – merchant offers

Fold customers can earn rewards from various merchant offers, including third-party gift cards and card-linked merchant offers, on the Fold app. Fold purchases gift cards from wholesale vendors in advance of sale to our end customers. Fold pays the wholesale cost of each gift card and resells the gift card to the customer at face value. The Company’s performance obligation for these revenues is to transfer control of a gift card to the customer at a point in time for a fixed amount of consideration. The transaction price of each gift card purchased by a customer is directly allocable to this single performance obligation. The Company obtains control of gift cards from vendors prior to transferring to the customer and the customer does not transact directly with the gift card wholesalers. Fold offers this service in conjunction with the rest of the Fold app services and is the entity primarily responsible for providing the gift card to the user. The Company bears all charge back risk if the gift card does not meet customer specifications and has discretion in establishing the price for the specified good or service. The Company has therefore determined that it is the principal in these transactions and recognizes gross revenues for the sales price of the gift card to the customer and gross costs of sales for the cost of each gift card sold.

As our customers purchase gift cards on our platform, they may earn Revenue Rewards via promotional spins or flat rewards stated as a percentage of the gift card price. The transaction price under the merchant offers revenue stream is reduced by the fair value of the Revenue Rewards earned, as the Company has identified that Revenue Rewards represent non-revenue elements to be excluded from the transaction price. The Revenue Rewards meet the definition of an embedded derivative requiring bifurcation and measurement subject to the scope of Topics outside of ASC 606.

Custody and trading

Fold partners with Fortress Trust LLC (“Fortress”) and BitGo Trust Company, Inc. (“BitGo”) (collectively, the “Exchange Providers”) to offer eligible customers the ability to buy, sell, store, and withdraw bitcoin through Fold’s “Bitcoin Wallet”. Fold earns revenue on exchange transactions via a combination of transaction fees and transaction spreads.

The Company’s performance obligation for Custody & Trading revenues is the maintenance of the Bitcoin Wallet feature of the Fold mobile app. The processing of bitcoin transactions within the Bitcoin Wallet is a series of distinct services provided over time that are substantially the same and have the same pattern of transfer to the customer. The Company has determined that it is the agent for its Custody and Trading revenues as Fold does not control the services of the Exchange Providers – all Bitcoin Wallet transactions are performed via the Exchange Provider for the customer.

Fold, Inc.

Notes to Financial Statements

The Company’s promise to its customers is to act as the agent to perform an unknown or unspecified quantity of tasks and the consideration received is contingent upon the customers’ use; as such, the total transaction price is variable. In addition, the Company applies the right to invoice practical expedient to its Custody and Trading revenues as each performance obligation is recognized over time and the amounts invoiced are reflective of the value transferred to the customer.

The Company does not have full discretion in determining transaction spreads. The Company therefore recognizes transaction spread revenues net of any costs charged by the Exchange Provider to execute those transactions. The Company does have the discretion to determine transaction fees on Bitcoin Wallet transactions and considers those transaction fees to be analogous for revenue recognition purposes to the fees charged for the debit card program.

Revenues related to this revenue stream were not material for the years ended December 31, 2024 or 2023.

Other revenues

Occasionally, Fold earns revenues from alternate sources, including Fold merchandise sales, sponsorship revenues, affiliate revenues, and other one-off revenue models. These revenues are typically non-recurring and immaterial to Fold’s business.

Sales returns and allowances

All revenue is recognized net of sales returns and allowances, when applicable, which arise from time to time for various reasons. Returns and allowances have been primarily related to merchant offers and have been historically immaterial.

Deferred revenue

Deferred revenues relate to (1) amounts received from customers who prepay for annual Fold+ subscriptions, and (2) the unearned portion of a bonus paid to us by Visa under our Visa Agreement (“Visa Bonus”). The Visa Bonus is recognized ratably in accordance with transaction volume in accordance with the terms of our Visa Agreement. We have determined that these arrangements do not contain a significant financing component, and therefore the transaction price is not adjusted for any element of financing. For more detail on deferred revenue, refer to Note 3.

Share-based compensation expense

Share-based compensation expense relates to restricted stock awards (“RSAs”) and restricted stock units (“RSUs”) granted or outstanding during the period. Our RSAs and RSUs are measured at fair value on the date of grant and recognized as expense in compensation and benefits in the accompanying statements of operations over the requisite service period if all vesting conditions have been met or, or in the case of liquidity event conditions, are probable to be met. Expense is recognized on a straight-line basis for awards that vest based solely on a service condition. In addition to a service condition, RSUs under our equity incentive plan include a performance condition that is satisfied upon certain liquidity events. We have deferred recognition of expense of RSUs until a liquidity event is probable to occur. The fair value of our RSAs and RSUs is determined as the most recent valuation price of our common stock on the date of the grant. We account for forfeitures as they occur. Refer to Note 11 for additional information about share-based compensation.

Marketing expense

In addition to expense related to the Fold Rewards Program, the Company incurs marketing expenses for advertising, events and sponsorships, and promotional materials. These amounts are expensed as incurred and were $0.3 million and $0.2 million for the years ended December 31, 2024 and 2023, respectively.

Other selling, general and administrative expense

Other selling, general and administrative expenses consist primarily of costs associated with contract labor, computer and internet, insurance, customer support costs, dues and subscriptions, and travel.

Fold, Inc.

Notes to Financial Statements

Income taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax bases of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards. The deferred tax assets and liabilities are calculated using enacted tax rates in effect for each taxing jurisdiction in which the Company operates for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are then reduced by a valuation allowance if the Company believes it more likely than not that such net deferred tax assets will not be realized. We consider all relevant factors when assessing the likelihood of future realization of our deferred tax assets, including our recent earnings experience by jurisdiction, expectations of future taxable income, and the carryforward periods available to us for tax reporting purposes, as well as assessing available tax planning strategies. The effect on deferred tax assets and liabilities of an enacted change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date. Due to inherent complexities arising from the nature of our businesses, future changes in income tax law, or variances between our actual and anticipated operating results, we make certain judgments and estimates. Therefore, actual income taxes could materially vary from these estimates.

When the tax law requires interest to be paid on an underpayment of income taxes, the Company recognizes interest expense from the first period the interest would begin accruing according to the relevant tax law. Interest and penalties related to unrecognized tax benefits are recognized within provision for income taxes. We recognize in our consolidated financial statements the impact of a tax position, if that position is more likely than not to be sustained upon an examination, based on the technical merits of the position.

Recently adopted accounting pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280), which requires enhanced segment disclosures primarily focusing on significant segment expense disclosures for both interim and annual periods. ASU 2023-07 is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires modified retrospective transition method. The Company adopted ASU 2023-07 as of January 1, 2024. Refer to Segment information within this Note 2 above for further information.

On January 30, 2025, the SEC issued Staff Accounting Bulletin Number 122 (“SAB 122”), which rescinds SAB 121 and the obligation to record a safeguarding asset and liability for digital assets that an entity custodies on behalf of its customers. SAB 122 provides the SEC staff’s view that it would instead be appropriate for an entity that has an obligation to safeguard digital assets (such as bitcoin) to determine whether to recognize a liability related to the risk of loss under such an obligation, and if so, the measurement of such a liability, by applying the recognition and measurement requirements for liabilities arising from contingencies in FASB Subtopic 450-20. Entities are permitted to early adopt SAB 122 in any interim or annual financial statement period included in filings with the SEC on or after January 30, 2025. Adoption is required on a fully retrospective basis in annual periods beginning on or after December 15, 2024. The Company early adopted SAB 122 as of December 31, 2024.

Recently issued accounting pronouncements not yet adopted

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

In March 2024, the SEC adopted new rules that will require registrants to provide certain climate-related information in their registration statements and annual reports. The rules require information about a registrant’s climate-related risks that are reasonably likely to have a material impact on its business, results of operations, or financial condition. The required information about climate-related risks will also include disclosure of a registrant’s greenhouse gas emissions. In addition, the rules will require registrants to present certain climate-related financial metrics in their audited financial statements. We are currently evaluating the potential impact of these rules on our financial statements and related disclosures.

Fold, Inc.

Notes to Financial Statements

In November 2024, the FASB issued ASU 2024-03, Expense Disaggregation Disclosures (Topic 220), which requires entities to include more detailed information about the types of expenses, including purchases of inventory, employee compensation, depreciation, and amortization, in commonly presented expense captions such as cost of sales, research and development, and selling, general and administrative expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statement presentation and disclosures.

We do not believe that any other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on our financial statements.

3. REVENUE

Disaggregation of revenue

We disaggregate revenue by service type and by platform as follows:

Revenue stream	Year Ended December 31, 2024	Year Ended December 31, 2023
Banking and payment revenues	$23,432,996	$21,369,897
Custody and trading revenues	170,746	26,932
Other revenues	161,000	152,625
Less: Sales returns and allowances	(11,594)	(15,422)
Revenues, net	$23,753,148	$21,534,032

The net reduction in revenue related to Revenue Rewards totaled $1.8 million and $3.2 million for the years ended December 31, 2024 and 2023, respectively.

Deferred revenue

Contract liabilities are classified as deferred revenue in our balance sheets. As of December 31, 2024 and 2023, the contract liability related to our deferred subscription revenues was $0.3 million and $0.4 million, respectively, and the contract liability related to the deferred Visa incentive was $0.6 million and $0.7 million, respectively.

The activity in deferred revenue for the years ended December 31, 2024 and 2023 was as follows:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Beginning of the period contract liability	$1,012,010	$1,313,666
Revenue recognized from the contract liabilities included in the beginning balance	(442,045)	(661,426)
Increases due to cash received net of amounts recognized in revenue during the period	305,501	359,770
End of period contract liability	$875,466	$1,012,010

Contract costs

For the years ended December 31, 2024 and 2023, we did not incur any incremental costs to obtain and/or fulfill contracts with customers.

4. DIGITAL ASSETS

The Company holds digital assets, comprised solely of bitcoin, for two purposes: (1) to fulfill bitcoin rewards to customers in accordance with the terms and conditions of the Fold Rewards Program (“Rewards Treasury”); and (2) as a treasury asset with the intention to hold as a long-term investment (“Investment Treasury”). The Company purchases bitcoin for its Rewards Treasury to maintain a balance that is equal to or greater than its customer rewards liability and disburses bitcoin from its Rewards Treasury when customers redeem their rewards and the liability is satisfied.

Fold, Inc.

Notes to Financial Statements

The following is a summary of Fold’s bitcoin held in treasury as of the dates shown:

	December 31, 2024	December 31, 2023
Rewards treasury (USD)	$8,569,651	$5,333,384
Investment treasury (USD)	93,568,700	82,631
Total bitcoin treasury (USD)	$102,138,351	$5,416,015

	December 31, 2024	December 31, 2023
Rewards treasury (BTC)	92	126
Investment treasury (BTC)	1,002	2
Total bitcoin treasury (BTC)	1,094	128

As of December 31, 2024 and 2023, the Company held 1,094 and 128 bitcoin, respectively, with an aggregate cost of $67.9 million and $3.3 million, respectively.

A reconciliation, in the aggregate, of beginning and ending balances of the Company’s current and long-term digital assets held as of and for the years ended December 31, 2024 and 2023 is as follows:

	Rewards Treasury	Investment Treasury	Digital Assets
Bitcoin held at January 1, 2023	$3,009,662	$177,264	$3,186,926
Purchases of bitcoin	3,405,223	-	3,405,223
Transfers of bitcoin from investment treasury	94,633	(94,633)	-
Disbursements of bitcoin	(5,412,727)	-	(5,412,727)
Remeasurement gain (loss) on bitcoin	4,236,593	-	4,236,593
Bitcoin held at December 31, 2023	$5,333,384	$82,631	$5,416,015
Purchases of bitcoin	1,748,204	132,359	1,880,563
Proceeds from SAFE financings received in bitcoin	-	64,106,134	64,106,134
Disbursements of bitcoin	(4,040,111)	-	(4,040,111)
Proceeds from sale of bitcoin	(104,868)	-	(104,868)
Remeasurement gain (loss) on bitcoin	5,633,042	29,247,576	34,880,618
Bitcoin held at December 31, 2024	$8,569,651	$93,568,700	$102,138,351

Disbursements of bitcoin represent amounts that were distributed to customers to fulfill customer rewards obligations and satisfy other current liabilities.

The remeasurement gain of $34.9 million recognized on the digital assets balance for the year ended December 31, 2024 consisted of a realized gain of $2.8 million and an unrealized gain of $32.1 million. The remeasurement gain of $4.2 million recognized on the digital assets balance for the year ended December 31, 2023 consisted of a realized gain of $0.2 million and an unrealized gain of $4.0 million.

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	December 31, 2024	December 31, 2023
Prepaid expenses	$509,547	$370,849
Other receivables	177,528	133,892
Interest receivable	25	5,410
Total	$687,100	$510,151

Fold, Inc.

Notes to Financial Statements

6. CUSTOMER REWARDS LIABILITY

A reconciliation, in the aggregate, of beginning and ending balances of the Company’s customer rewards liability for the years ended December 31, 2024 and 2023 is as follows:

Customer Rewards Liability
Balance at January 1, 2023	$3,009,662
Rewards earned by customers	4,076,144
Rewards fulfilments	(5,412,727)
Expired rewards	(623,490)
Remeasurement (gain) loss on customer rewards liability	4,283,795
Balance at December 31, 2023	$5,333,384
Rewards earned by customers	2,168,475
Rewards fulfilments	(3,948,545)
Expired rewards	(203,438)
Remeasurement (gain) loss on customer rewards liability	5,219,775
Balance at December 31, 2024	$8,569,651

Rewards fulfillments represent amounts that were distributed to customers to fulfill customer rewards obligations.

7. RELATED PARTIES

During the year ended December 31, 2024, the Company entered into a SAFE with Thesis Inc., a principal shareholder of the Company, totaling $1.0 million.

During the year ended December 31, 2023, the Company did not identify any related party transactions.

8. SAFES

The Company’s SAFEs are recorded as a liability in the accompanying balance sheets and the Company records subsequent remeasurements in “Changes in fair value of SAFEs” in the statements of operations.

However, Fold’s SAFEs were structured to be settled via the delivery of common and/or preferred shares upon execution of an equity financing or liquidity event. On February 14, 2025, upon finalization of the Merger Agreement with FTAC Emerald, all SAFE notes held by the Company converted into a number of common shares based upon the terms of the individual SAFEs.

As of and for the years ended December 31, 2024 and 2023, the fair value of the SAFEs was $171.1 million and $10.6 million, respectively. The remeasurement of the SAFEs due to change in fair value resulted in an increase in the liability of $88.4 million and $1.4 million during the years ended December 31, 2024 and 2023, respectively. Refer to Note 14 for further details on the fair value measurement of the SAFEs.

During the years ended December 31, 2024 and 2023, the Company entered into SAFEs with various investors with aggregate gross proceeds of $72.1 million and $0.5 million, respectively. Three of the SAFEs (the “Bitcoin SAFEs”) issued during 2024, totaling $64.1 million, were funded with bitcoin that the Company held in treasury as of December 31, 2024. Two of the Bitcoin SAFEs, totaling $50.0 million (the “Purchase Amount”) stipulated that the Company agreed to use the bitcoin received exclusively for treasury purposes, defined here as holding the bitcoin as a long-term investment, and that the Company may not use the bitcoin for operational or any other purposes during the eighteen (18) months beginning from the date of issuance. The remaining Bitcoin SAFE, totaling $14.1 million (the “Purchase Amount”), had no restrictions on use for operational purposes. As of December 31, 2024, 300 bitcoin received from the Bitcoin SAFEs were available to be used as operating capital and pledged as collateral to secure the Investor Notes described in Note 9.

Fold, Inc.

Notes to Financial Statements

The remaining terms for the other SAFEs issued in 2024 reflect similar rights to, and obligations of, the Company as historically issued SAFEs.

SAFEs outstanding as of December 31, 2024 consisted of the following purchase amounts and terms for conversion:

SAFE Number	Amount Funded	Conversion Detail
SAFE-27	$500,000	15% Discount Rate
SAFE-28	500,000	15% Discount Rate
SAFE-26	3,000,000	Post-Money Valuation Cap $70,000,000
SAFE-29	3,000,000	Post-Money Valuation Cap $70,000,000
SAFE-33	250,000	Post-Money Valuation Cap $70,000,000
SAFE-30	100,000	Post-Money Valuation Cap $70,000,000
SAFE-31	100,000	Post-Money Valuation Cap $70,000,000
SAFE-32	50,000	Post-Money Valuation Cap $70,000,000
SAFE-34	1,000,000	Post-Money Valuation Cap $70,000,000
SAFE-35	1,000,000	Post-Money Valuation Cap $130,000,000
SAFE-37	1,000,000	Post-Money Valuation Cap $130,000,000
SAFE-39	26,856,785	Post-Money Valuation Cap $190,000,000
SAFE-40	23,143,215	Post-Money Valuation Cap $190,000,000
SAFE-38	5,000,000	Post-Money Valuation Cap $100,000,000
SAFE-41	14,106,134	Post-Money Valuation Cap $265,000,000

9. SENIOR SECURED CONVERTIBLE NOTES AND WARRANTS

In December 2024, the Company entered into a Securities Purchase Agreement (the “SPA”) with an institutional investor (the “Investor”) for the sale of Senior Secured Convertible Notes which are convertible into shares of the Company’s common stock. The Company executed the SPA and consummated the issuance of (i) an Initial Note in the principal amount of $20.0 million with a conversion price of $11.50 (the “December 2024 Initial Investor Note”), and (ii) Series A, Series B, and Series C warrants to initially acquire up to 869,565, 500,000, and 869,565 additional shares of the Company’s common stock, respectively, with an initial exercise price of $12.50, $0.001, and $11.50 per share of common stock, respectively, subject to adjustment (collectively, the “Investor Warrants”). The Series A warrants are exercisable immediately and expire eight years from the date of issuance. The Series B and Series C warrants become exercisable at the time of a public listing event (“Public Company Date”) and expire eight years from the date of issuance and one year from the Public Company Date, respectively.

Following the Public Company Date, Fold may issue to the Investor an additional Senior Secured Convertible Note in an aggregate principal amount of up to $10,000,000 (the “Additional Investor Note” and, together with the December 2024 Initial Investor Note, the “Investor Notes”), subject to the mutual discretion of Fold and the Investor.

As of December 31, 2024, the principal amount outstanding under the December 2024 Initial Investor Note was $20.0 million. The Investor Notes are secured by Fold’s assets as collateral, including 300 bitcoin held within Fold’s digital asset Investment Treasury, and mature ten months from the date of issuance, or 36 months from the Public Company Date, if that date has occurred. The Company has included the net balance of the December 2024 Initial Investor Note within current liabilities, as the Public Company Date is not within the Company’s control and cannot be considered probable to occur until the Merger transaction is consummated.

The Company has accounted for the December 2024 Initial Investor Note and the Investor Warrants using the relative fair value allocation method on the date of issuance. The estimated fair values of the conversion option under the December 2024 Initial Investor Note and Investor Warrants were calculated under a Black-Scholes model utilizing the enterprise valuation of Fold’s common shares as of December 31, 2024. The Company has elected not to subsequently remeasure the convertible note. Further, the Company concluded that the Investor’s right to acquire the Additional Investor Note is separately exercisable from the December 2024 Initial Investor Note and the Investor Warrants. Each of the Investor Notes will be sold at an original issue discount of 5%.

Fold, Inc.

Notes to Financial Statements

The Company’s December 2024 Initial Investor Note was comprised of the following components:

	December 31, 2024	December 31, 2023
Senior Secured Convertible Notes	$20,000,000	$-
Less:
Debt discount, net of amortization	6,636,805	-
Debt issuance costs, net of amortization	1,610,290	-
Convertible debt, net	$11,752,905	$-

The Company recorded interest expense under the December 2024 Initial Investor Note based on a stated interest rate of 12% per annum, as well as the amortization of the debt discount and debt issuance costs, which the Company computed using the effective interest method. The debt discount represents the 5% original issue discount, as well as the bifurcation of the value ascribed to the Investor Warrants on a relative fair value basis, after separately valuing the warrants and the December 2024 Initial Investor Note.

Total interest expense recognized related to the December 2024 Initial Investor Note for the year ended December 31, 2024 was $0.2 million, comprised of a nominal accrual of contractual interest expense and $0.2 million of amortization of the debt discount and debt issuance costs. Interest is calculated on the basis of a 360-day year and is payable quarterly starting March 31, 2025, in cash or paid-in-kind and capitalized to the loan balance (“PIK”) until the Public Company Date. Subsequent to that date, interest is payable in cash or shares (or a combination thereof). Interest expense on the Investor Notes commenced accruing on the date of issuance.

All Investor Notes, plus accrued and unpaid interest, are convertible at any time, at the Investor’s option, into shares of the Company’s common stock at an initial fixed conversion price of $11.50 per share, subject to certain adjustments and alternative conditions. Upon a change of control of the Company, the Investor may require the Company to redeem all, or any portion, of the Investor Notes at a price stipulated by certain conditions as discussed within the SPA.

The Investor Notes provide for certain events of default, including, among other things, any breach of the covenants described in the SPA. In connection with an event of default, the Investor may require the Company to redeem all or any portion of the Investor Notes at a premium set forth in the SPA.

The Company is subject to certain customary affirmative and negative covenants regarding the rank of the Investor Notes, the incurrence of indebtedness, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends, distributions or redemptions, the transfer of assets, the maturity of other indebtedness, and transactions with affiliates, among other customary matters. The Company is also subject to financial covenants and was in compliance with these covenants as of December 31, 2024.

On February 14, 2025, following the finalization of the Merger, the maturity of the Investor Notes extended to 36 months from the Public Company Date. The Series B and Series C Warrants outstanding became exercisable at a price of $0.001 and $11.50 per share and expire eight years from the date of issuance and one year from the Public Company Date, respectively.

10. STOCKHOLDERS’ EQUITY

Common stock

Pursuant to the Restated Certificate of Incorporation of the Company dated March 23, 2021, amended August 1, 2024, and subsequently amended by the Secretary’s Certificate executed on December 24, 2024, the Board is authorized to issue 44,956,522 shares of common stock at a par value of $0.0001 per share. As of December 31, 2024 and 2023, the Company has 7,072,300 shares issued and outstanding. Any dividends declared on common shares will be subordinated to dividends under convertible preferred shares. Holders of common stock are entitled to one vote per share. Upon a liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders would be distributed ratably among the holders of all classes of stock in order of preference.

Fold, Inc.

Notes to Financial Statements

Convertible preferred stock

As of December 31, 2024 and 2023, the Company had 12,364,815 shares of convertible preferred stock issued and outstanding. These shares include 1,000,000 Series Seed Preferred Shares for $3.00 per share issued on the Company’s inception date of August 20, 2019, and 5,389,718 Series A Preferred Shares for $2.41 per share, 3,005,374 shares of Series A-1 Preferred Stock for $0.63 per share, 797,236 shares of Series A-2 Preferred Stock for $0.75 per share, 738,186 shares of Series A-3 Preferred Stock for $0.81 per share, 1,323,571 shares of Series A-4 Preferred Stock for $0.96 per share, and 110,730 shares of Series A-5 Preferred Stock for $0.99 per share (collectively, the “Series A Preferred Shares”), issued on March 23, 2021. The Series Seed Preferred Shares and Series A Preferred Shares (collectively, the “Preferred Shares”) have a par value of $0.0001 per share. The investors to the Series Seed Preferred Shares have the same dividend, liquidation, participation, conversion, and voting rights as the investors to the Series A Preferred Shares (collectively, the “Preferred Shareholders”).

Dividends for the Preferred Shares are noncumulative and payable only upon declaration by the Board of Directors. Dividends will be paid at the rate of 8% of the issue price for each share of preferred stock, when declared. The Preferred Shareholders have a liquidation preference over common stockholders to any distributions in the event of a voluntary or involuntary liquidation, dissolution, winding up, merger or consolidation (only if there is a change in voting control), or the sale, lease, transfer, exclusive license or other disposition of all or substantially all the assets or intellectual property of the Company.

The Preferred Shareholders are entitled to votes equal to the number of votes that would be attributed to the same amount of common shares, and voting rights and powers attributed to the Preferred Shares are equal to that of common stockholders. The Preferred Shareholders, as a separate voting class, are entitled to elect one member of the Board of Directors (the “Preferred Director”). The Preferred Director can only be removed by a majority vote of the preferred stock voting as a separate voting class. Any remaining directors will be elected by a single class consisting of common and preferred stock (on an as-converted basis).

The Preferred Shares are subject to an automatic conversion at the earlier of a vote or written consent of a majority of the Preferred Shareholders or a qualified Initial Public Offering (“IPO”). Additionally, the Preferred Shareholders have the option to convert at any time into common stock at the Conversion Price. The Conversion Price is initially equal to the issue price, as adjusted in the event of any stock dividend, stock split, combination or other similar recapitalizations. The Preferred Shareholders will receive common shares equal to the number of preferred shares held, multiplied by the issue price divided by the Conversion Price, as adjusted. Diluting issuances such as options or warrants will adjust the Conversion Price.

11. SHARE-BASED COMPENSATION EXPENSE

The Company’s 2019 Equity Incentive Plan (the “Equity Plan”) was adopted by the Board of Directors and approved by Company Stockholders on August 20, 2019. The purpose of this Equity Plan is to offer select Participants (defined as employees, consultants, or outside directors) the opportunity to acquire equity in the Company through the awards of Options, Restricted Stock Awards (“RSAs”), Stock Appreciation Rights, Restricted Stock Units (“RSUs”), and Other Stock Awards (collectively and individually, “Awards”). RSUs are Awards of an unfunded and unsecured right to receive Shares (or cash or a combination of Shares and cash, as determined in the sole discretion of the Board) upon settlement of the Award. RSAs are Awards of restricted shares of Company common stock. Each Award may or may not be subject to vesting.

Vesting occurs upon satisfaction of the conditions specified in each individual award agreement. As of December 31, 2024, the Company has not issued any Options, Stock Appreciation Rights, or Other Stock Awards through the Equity Plan.

Fold, Inc.

Notes to Financial Statements

Restricted Stock Units

The Company’s RSUs that have been awarded as of December 31, 2024 have two vesting conditions: a service condition that is typically satisfied based on the grantee’s continuous service over 48 months with a one-year cliff vesting requirement (though some RSUs have been granted with different service-vesting schedules, including without the one-year cliff), and a performance condition related to the consummation of a liquidity event defined in the award agreements as the first to occur of a change of control or the first sale of common stock pursuant to an IPO. Compensation expense related to the RSUs will be recognized at such time that a liquidity event is effected.

Unrecognized compensation expense as of December 31, 2024 and 2023, respectively, was $4.4 million and $0.8 million for the RSUs. The weighted-average period over which unrecognized compensation expense as of December 31, 2024 and 2023 will be recognized is not estimable, as the performance condition for the recognition of RSU expense is not considered probable to occur until consummation of a liquidity event. The weighted-average grant date fair value during the years ended December 31, 2024 and 2023 was $7.79 and $2.56 per share, respectively.

On February 14, 2025, upon finalization of the Merger Agreement with FTAC Emerald, each outstanding Fold RSU award was converted into an award of restricted stock units covering a number of shares of common stock determined by multiplying (i) the number of shares of Fold common stock subject to the Fold RSU award immediately prior to the consummation of the Merger by (ii) 82.5% (rounded down to the nearest whole share). As the Merger satisfied the performance vesting condition under the RSU awards, 1.4 million RSUs of post-Merger shares vested on the date that Fold Holdings, Inc. became a public company, resulting in the recognition of share-based compensation expense totaling $4.4 million.

Restricted Stock Awards

The Company’s awarded RSAs are not subject to any performance condition vesting requirements and are instead subject only to service conditions. We recorded a nominal amount of share-based compensation expense related to RSAs for the year ended December 31, 2023, and did not recognize any share-based compensation expense for the year ended December 31, 2024. There was no material unrecognized compensation expense related to RSAs as of December 31, 2024, as all unvested shares were purchased by the Participants at fair value at the time of issuance. There were not any additional RSAs granted during the years ended December 31, 2024 or 2023. Share-based compensation expense for RSAs is included in compensation and benefits in the accompanying statements of operations.

Determination of fair value

The initial value of the awards on the dates that the RSUs and RSAs were granted was determined based on the underlying value of the Company’s common stock. As a private company, the common stock was valued by performing an enterprise valuation using a guideline public company market approach method. This method leverages an analysis of publicly traded peers to develop relevant market multiples and ratios applied to the Company’s historical and expected cash flows.

RSU and RSA activity

The following table summarizes RSU and RSA share activity under the Equity Plan for the years ended December 31, 2024 and 2023:

	RSUs	RSAs
Shares nonvested at January 1, 2023	1,583,089	700,825
Granted	242,010	-
Vested	-	(550,367)
Forfeited	(284,123)	-
Shares nonvested at December 31, 2023	1,540,976	150,458
Granted	1,006,582	-
Vested	-	(129,533)
Forfeited	(4,750)	-
Shares nonvested at December 31, 2024	2,542,808	20,925

Note that while certain RSUs have met the service condition, no RSUs have met the performance condition, and are therefore not included in common shares issued and outstanding as of December 31, 2024 or 2023.

Fold, Inc.

Notes to Financial Statements

12. COMMITMENTS AND CONTINGENCIES

401(k) Plan

We sponsor a 401(k) defined contribution plan covering all eligible U.S. employees. Both Company and employee contributions to the 401(k) plan are discretionary. For each of the years ended December 31, 2024 and 2023, we recorded $0.1 million of expenses related to the 401(k) plan, which is included in compensation and benefits in the accompanying statements of operations.

Litigation

The Company was not a party of any ongoing or pending litigation as of December 31, 2024 or 2023 and accordingly, has not made any accrual related to legal proceedings in the Company’s balance sheets.

13. INCOME TAXES

Income tax (benefit) expense consists of:

	December 31, 2024	December 31, 2023
Federal current tax expense	$-	$-
State current tax expense	7,400	10,242
Total current tax expense	7,400	10,242

Federal deferred tax expense	-	-
State deferred tax expense	-	-
Total deferred tax expense	-	-
Total tax expense	$7,400	$10,242

Income tax (benefit) expense differs from the amounts computed by applying the applicable U.S. federal income tax rate of 21% as a result of the following:

	December 31, 2024	December 31, 2023
Income tax expense at the federal statutory rate	$(13,667,089)	$(1,504,180)
Non-deductible/ non-taxable items	18,559,723	295,266
State taxes	1,077,521	(241,365)
True-up	-	6,967
Rate change	(25,879)	941
Federal credits	(89,051)	(89,051)
Valuation allowance	(5,847,827)	1,540,717
Other	2	947
Total income tax expense	$7,400	$10,242

For the years ended December 31, 2024 and 2023, the significant reconciling items, as noted in the table above, are primarily due to non-deductible/non-taxable items partially offset by the change in valuation allowance.

Fold, Inc.

Notes to Financial Statements

The tax effects of temporary differences and tax attributes that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

Deferred taxes	December 31, 2024	December 31, 2023
Customer rewards liability	$2,193,675	$1,349,023
Goodwill and intangible assets	13,376	-
Capital loss carryforward	-	574,265
Capitalized research and development costs	815,967	644,502
Net operating losses	5,676,941	3,845,840
Credits	355,672	266,621
Other	3,379	3,339
Total deferred tax assets	9,059,010	6,683,590
Valuation allowance	(275,687)	(6,123,514)
Net deferred tax assets	8,783,323	560,076

Digital assets	(8,783,323)	(552,589)
Capitalized software	-	(7,487)
Total deferred tax liabilities	(8,783,323)	(560,076)
Net deferred tax asset (liability)	$-	$-

As of December 31, 2024 and 2023, the Company had $0.3 million and $6.1 million in net deferred tax assets, respectively. At each reporting date, management considers new evidence, both positive and negative that could affect its view of the future realization of deferred tax assets. The Company has established a full valuation allowance against the deferred tax assets due to the lack of sufficient positive evidence to support their realization. This assessment will be reviewed periodically, and adjustments to the valuation allowance will be made as warranted by changes in circumstances. As of December 31, 2024 and 2023, the Company recorded a full valuation allowance of $0.3 million and $6.1 million, respectively.

As of December 31, 2024 and 2023, the Company has federal net operating losses of $21.2 million and $15.1 million, respectively, which do not expire. Utilization of the net operating losses may be subject to annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986 under Section 382. As of December 31, 2024 and 2023, the Company has not completed a Section 382 study to make this determination.

As of December 31, 2024 and 2023, the Company has federal R&D credit carryforwards of $0.4 million and $0.3 million, respectively, which expire in 2040 through 2044.

As of December 31, 2024, the Company has state net operating loss carryforwards of $22.8 million, of which $2.2 million do not expire and $20.6 million expire in various jurisdictions in 2036 through 2044. As of December 31, 2023, the Company has state net operating loss carryforwards of $16.2 million, of which $1.7 million do not expire and $14.5 million expire in various jurisdictions in 2036 through 2043.

As of December 31, 2024 and 2023, the Company did not have any unrecognized tax benefits. To the extent penalties and interest would be assessed on any underpayment of income tax, the Company’s policy is that such amounts would be accrued and classified as a component of income tax expense in the financial statements. The Company is subject to the following material taxing jurisdictions: U.S., Arizona, California, and New York. As of December 31, 2024 and 2023, the Company is current on its income tax filings in all applicable state jurisdictions and is not currently under any federal or state income tax examinations. The Company is open to federal and state tax audits until the applicable statutes of limitations expire. The statute of limitations has expired for all federal and state returns filed for periods ending before 2022. As of December 31, 2024, the Company had no accrued interest or penalties related to uncertain tax positions.

Fold, Inc.

Notes to Financial Statements

14. FAIR VALUE MEASUREMENTS

Financial assets and liabilities that are measured at fair value on a recurring basis are classified as Level 1, Level 2 and Level 3 as follows:

	As of December 31, 2024
	Total	Level 1	Level 2	Level 3
Assets:
Digital assets	$102,138,351	$102,138,351	$-	$-
Total assets	$102,138,351	$102,138,351	$-	$-

Liabilities:
Customer rewards liability	$8,569,651	$-	$-	$8,569,651
SAFEs	171,080,533	-	-	171,080,533
Total liabilities	$179,650,184	$-	$-	$179,650,184

	As of December 31, 2023
	Total	Level 1	Level 2	Level 3
Assets:
Digital assets	$5,416,015	$5,416,015	$-	$-
Total assets	$5,416,015	$5,416,015	$-	$-

Liabilities:
Customer rewards liability	$5,333,384	$-	$-	$5,333,384
SAFEs	10,601,545	-	-	10,601,545
Total liabilities	$15,934,929	$-	$-	$15,934,929

The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivables, accounts payable and accrued liabilities, and deferred revenue approximate their fair values due to their short-term nature.

The fair value of our digital assets was determined using the Level 1 input of bitcoin prices in the market we determined to be the principal market as of December 31, 2024 and 2023.

Customer rewards liability

The customer reward liability is classified as a Level 3 financial instrument within the fair value hierarchy primarily due to the reward forfeiture rate applied to the value of the bitcoin obligation, which is an unobservable input to the fair value measurement. The Company has determined the bitcoin price based on its value in the market we determined to be the principal market for the related digital asset as of December 31, 2024 and 2023, which is considered a Level 1 input. The forfeiture rate is then applied to reflect an estimated breakage rate of rewards that have been forfeited based on the contractual terms and conditions of our Rewards Program and historical trends of forfeiture rates on a three-year trailing basis. The estimated forfeiture rate applied to our customer rewards liability for each of the years ended December 31, 2024 and 2023 was 10%.

Simple Agreements for Future Equity

The estimated fair value of the SAFEs (refer to Note 8) is determined based on the aggregated, probability-weighted average of the outcomes of certain scenarios, including: (i) equity financing, with conversion of the SAFEs into a number of shares of convertible preferred stock at the lower of the post-money valuation cap price or discount price (ii) liquidity event (change of control, direct listing, or an initial public offering) with mandatory conversion to common stock at the lower of the post-money valuation cap price or discount price and (iii) dissolution event, with SAFE holders automatically entitled to receive cash payments equal to the purchase amount, prior to and in preference to any distribution of any assets or surplus funds to the holders of convertible preferred and common stock. The combined value of the probability-weighted average of those outcomes is then discounted back to each reporting period in which the SAFEs are outstanding, in each case based on a risk-adjusted discount rate estimated to set the probability-weighted sum of each scenario to the purchase price. The discount rate at each valuation date was adjusted by the change in the USD CCC bond rate to reflect the market movement between the issuance date and valuation date. Additionally, in the Company’s estimate of the fair value of the Bitcoin SAFEs, the current value of bitcoin was used as an estimate of the future value of a BTC-denominated payout. If there is not a Liquidity Event, the SAFE will result in the repayment of the bitcoin contributed at the issuance of the note. To value this scenario, which is weighted at an 9% probability, the Company considered the value of the underlying bitcoin as of the valuation date, reflecting an estimate of the future price.

Fair value measurements associated with SAFEs were determined based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy. Increases and decreases in the fair value of the SAFEs can result from updates to assumptions such as expected timing and probability of a qualified financing event, or changes in discount rates, among other assumptions. Based on the Company’s assessment of the valuation of the SAFEs, performed by the Company’s third-party valuation specialists, none of the changes in the fair value of those instruments were due to changes in the Company’s own credit risk for the reporting periods presented. Judgment is used in determining these assumptions as of the initial valuation date and at each subsequent reporting period. Changes or updates to assumptions could have a material impact on the reported fair value and the change in fair value of SAFEs and the results of operations in any given period.

Fold, Inc.

Notes to Financial Statements

The following table summarizes the significant inputs not observable in the market upon which the fair value measurements associated with the SAFEs were determined:

	VALUATION TECHNIQUE	UNOBSERVABLE INPUT	AS OF DECEMBER 31, 2024
Liabilities
SAFEs	Scenario-based approach	Probability weighting	1.0%-90.0%
		Discount rate - SAFE-39 & SAFE-40	125.82%
		Discount rate - all other SAFEs	39.94%
		Remaining term to event (in years)	0.25

The following table summarizes the changes in fair value associated with Level 3 financial instruments held at the beginning or end of the periods presented:

SAFEs
Balance at January 1, 2023	$8,727,540
Proceeds from issuances of SAFEs	500,000
Change in fair value of SAFEs	1,374,005
Balance at December 31, 2023	10,601,545
Proceeds from issuances of SAFEs	72,106,134
Change in fair value of SAFEs	88,372,854
Balance at December 31, 2024	$171,080,533

15. CUSTODY OF DIGITAL ASSETS

We provide custody services on behalf of our customers through unrelated third-party service providers, who are qualified custodians. We do not own digital assets held in a custodial capacity on behalf of our customers. We maintain internal record keeping of those assets and are obligated to safeguard the assets. We do not hold the cryptographic key information on behalf of our customers. The qualified custodians used by Fold hold our customer cryptographic key information. We are not aware of any actual or possible safeguarding loss events requiring recognition under ASC 450-20, Loss Contingencies, as of and for the years ended December 31, 2024 or 2023.

16. NET LOSS PER SHARE

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding adjusted for the dilutive effect of all potential shares of common stock. In periods when the Company reported a net loss, diluted net loss per share is the same as basic net loss per share because the effects of potentially dilutive items were anti-dilutive.

	Year ended December 31,
	2024	2023
Basic net loss per share:
Numerator:
Net loss	$(65,088,786)	$(7,172,999)
Net loss attributable to common stockholders, basic and diluted	$(65,088,786)	$(7,172,999)

Denominator:
Basic shares:
Weighted-average shares used to compute basic and diluted net loss per share	7,072,300	7,072,300
Net loss per share attributable to common stockholders:
Basic and diluted	$(9.20)	$(1.01)

Fold, Inc.

Notes to Financial Statements

The following potential common shares were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented:

	Year ended December 31,
	2024	2023
Convertible preferred stock	12,364,815	12,364,815
Unvested restricted stock units	2,542,808	1,540,976
SAFEs (1)	-	-
Convertible notes (2)	1,739,130	-
Investor warrants (3)	2,239,130	-
Total anti-dilutive securities	18,885,883	13,905,791

(1)	The contingently convertible SAFEs were not included for purposes of calculating the number of diluted shares outstanding as of December 31, 2024 or 2023, as the number of dilutive shares is based on a conversion ratio associated with the pricing of a future financing or liquidation event. Therefore, the contingently convertible SAFEs’ conversion ratio, and the resulting number of dilutive shares, is not determinable until the contingency is resolved.

(2)	The December 2024 Initial Investor Note contains a conversion feature that allows the Investor the option to convert the December 2024 Initial Investor Note in exchange for 1,739,130 shares of Class A common stock. The effect of the 1,739,130 incremental Class A common shares issuable upon a conversion of the December 2024 Initial Investor Note is anti-dilutive and as such, they have also been excluded from the loss per share calculation.

(3)	As of December 31, 2024, Fold had 869,565 Series A, 500,000 Series B, and 869,565 Series C Warrants outstanding, at an exercise price of $12.50, $0.001, and $11.50 per share, respectively. The exercise price of the Series A and Series C Warrants exceeds the market value of the Company’s common shares. These warrants are considered anti-dilutive and are excluded from the loss per share calculation when the exercise price exceeds the average market value of the common share price during the applicable period. The exercise price of the Series B Warrants is nominal, but the Investor’s ability to exercise these warrants depends on the occurrence of the Public Company Date, and are therefore contingently exercisable. The Company excluded these warrants from basic and diluted EPS due to this contingency.

17. SUBSEQUENT EVENTS

The Company evaluated subsequent events, if any, that would require an adjustment to the Company’s financial statements or require disclosure in the notes to the financial statements through March 28, 2025, the date the financial statements were available to be issued. Where applicable, the notes to these financial statements have been updated to discuss significant subsequent events which have occurred.

Additionally, the Company identified the following subsequent events for disclosure:

FTAC Emerald Merger

Pursuant to the Merger Agreement as described within Note 1, on February 14, 2025, FTAC Emerald acquired all of the issued and outstanding equity interests of Fold for an aggregate purchase price of $372.0 million. The purchase price was paid in shares of FTAC Emerald’s common stock, par value $0.0001 per share. Fold was determined to be the accounting acquirer as well as the accounting predecessor. Subsequent to the transaction, Fold will succeed substantially all of the operations of the combined company and will conduct business under the name Fold Holdings, Inc.. Under the reverse recapitalization model, the Merger will be treated as Fold issuing equity for the net assets of Emerald, with no goodwill or intangible assets recorded.

As a result of the Merger, each share of Fold preferred stock and SAFEs converted to Fold common shares, resulting in 42.1 million total common shares after all conversions. The Fold common shares were then each converted into the right to receive approximately 82.5% of a share of Fold common stock, and Fold received proceeds from the FTAC Emerald investment trust account totaling $14.7 million. Additionally, the Investor converted 500,000 Series B Warrant Shares to common shares of Fold in a cashless exercise that became available for exercise at a nominal price of $0.001 per share as of the Public Company Date.

In connection with the closing of the Business Combination, the remaining balance in the FTAC Emerald trust account of approximately $799,176, net of transaction expenses and redemptions, was released to the Company for general corporate purposes and the trust account was closed.

Convertible Note

On March 6, 2025, the Company entered into a Securities Purchase Agreement (the “March 2025 Securities Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which Fold issued to the Investor (i) a Senior Secured Convertible Note in an aggregate principal amount of $46,279,500 (the “March 2025 Investor Note”), which will be convertible into common shares at a conversion price of $12.50 per share, (ii) warrants exercisable for 925,590 shares of post-Merger common shares with an exercise price of $15.00 per share (the “March 2025 Warrants”), and (iii) 750,000 shares of post-Merger common shares in connection with the closing of the March 2025 Securities Purchase Agreement. The March 2025 Investor Note matures on March 6, 2031. The March 2025 Investor Note was funded with 475 bitcoin, net of transaction fees. This bitcoin will be included in the Company’s Digital Assets – Investment Treasury and will be held as collateral to secure the March 2025 Investor Note until maturity or conversion of the Note.